Continental Materials Corporation Reports Unaudited First Quarter Results

CHICAGO, IL -- (Marketwire - May 15, 2012) - Continental Materials Corporation (NYSE Amex: CUO) today reported a net loss from continuing operations of $1,053,000 or 64 cents per diluted share for its first quarter ended March 31, 2012 compared to a net loss from continuing operations of $1,211,000 or 75 cents per diluted share for the same period in 2011.

Consolidated sales in the first quarter of 2012 were $24,396,000 or $372,000 (1.5%) lower than sales in the first quarter of 2011. Sales advanced in the Heating and Cooling segment but declined in the other three segments. The consolidated operating loss for the first quarter of 2012 was $1,534,000, a 5.4% improvement from the consolidated operating loss of $1,621,000 in the first quarter of 2011. The improvement was realized in the Heating and Cooling segment which reported increased margins in both the furnace and fan coil product lines that more than offset higher legal expenses and the hiring of additional engineering staff.

Interest expense (exclusive of amortization of deferred financing fees) declined from $193,000 during the first quarter of 2011 to $134,000 in the first quarter of 2012. The average interest rate in the first quarter of 2012, including the effect of an interest rate swap and finance charges on letters of credit, was 5.6% compared to 7.1% in the first quarter of 2011. Average outstanding indebtedness was approximately $659,000 lower during the first quarter of 2012 compared to the first quarter of 2011. The reduction in outstanding indebtedness was principally due to the replacement of $4,340,000 of cash collateral deposited with the Company's casualty insurance provider with a letter of credit issued on March 1, 2012.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS
                                                      Three Months Ended
                                                    March 31,     April 2,
                                                       2012         2011

Sales                                              $24,396,000  $24,768,000
                                                   -----------  -----------

Operating (loss)                                    (1,534,000)  (1,621,000)

Interest expense, net                                 (185,000)    (244,000)

Other income, net                                       10,000       15,000
                                                   -----------  -----------

Loss from continuing operations before income
 Taxes                                              (1,709,000)  (1,850,000)

Benefit from income taxes                              656,000      639,000
                                                   -----------  -----------

Net loss from continuing operations                 (1,053,000)  (1,211,000)

Loss from discontinued operation net of income tax
 benefit                                                     -       (2,000)
                                                   -----------  -----------

Net loss                                           $(1,053,000) $(1,213,000)
                                                   ===========  ===========

Net loss per basic and diluted share:
  Continuing operations                            $      (.64) $      (.75)
  Discontinued operations                                    -            -
                                                   -----------  -----------
Basic and diluted loss per share                   $      (.64) $      (.75)
                                                   ===========  ===========

Average shares outstanding                           1,634,000    1,611,000
                                                   ===========  ===========

CONTACT:
Mark S. Nichter
(312) 541-7207